EXHIBIT 99.1

Friedman, Billings, Ramsey Group, Inc. Conference Call Transcript
Wednesday, December 21, 2005

Eric Billings, Chairman and Chief Executive Officer
Richard J. Hendrix, President and Chief Operating Officer
J. Rock Tonkel, President and Head of Investment Banking
Kurt R. Harrington, Chief Financial Officer

KURT HARRINGTON--
Thank you. Good afternoon. Before we begin this afternoon's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to the effect of demand for public offerings, activity in secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, mortgage delinquencies and defaults, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's annual report on Form 10-K, and in quarterly reports on Form 10-Q. I would now like to turn over the call to FBR Group's Chairman and Chief Executive Officer Eric Billings. Also joining us this evening are Rick Hendrix, President and Chief Operating Officer, and Rock Tonkel, President and Head of Investment Banking.

Eric Billings --
Good afternoon everyone. Let me start by saying that this call today is specifically regarding an update on our MBS portfolio. We won't be discussing the quarter, the year, or our outlook for 2006 today. We'll be back to you in mid-February on that as part of our normal fourth quarter and year-end announcement.

As we just announced about an hour ago, we have decided to reposition our mortgage-backed securities portfolio, a move involving the sale of some portion of the portfolio beginning in the first quarter of 2006. While this repositioning is consistent with FBR's existing investment strategy which includes maintaining a balance between our agency and non-prime mortgage portfolios, it marks a change in our intent to hold securities in our MBS portfolio that have unrealized loss positions until a recovery of fair value occurs. Consequently, we have concluded that the unrealized losses in the values of securities in the MBS portfolio as of December 31, 2005, a substantial portion of which was reflected in the Company's September 30, 2005 balance sheet in Accumulated Other Comprehensive Loss (AOCL), should be considered "other than temporary" impairment, as defined in Statement of Financial Accounting Standards(SFAS) 115, and will be recorded as a pre-tax charge to our earnings in the fourth quarter of 2005.

Although the amount of the charge will be determined by fair values at year-end, based on today's fair value of the MBS portfolio, the charge to pre-tax earnings for the fourth quarter, net of hedging activities, would be approximately $185 million. This amount is $28 million or 16 cents per share greater than the $157 million AOCL that was already recorded for the MBS portfolio through the third quarter of 2005. This will be a non-cash charge and may be adjusted up or down depending on the year-end market values of the individual securities in the portfolio. Our year-end book value would be the same whether or not we decided to take these charges to income. We estimate book value at the end of the year will be approximately $8.00 per share.

In addition, in connection with the preparation of our quarterly financial statements, we may conclude that other than temporary impairment charges are warranted with respect to certain unrealized losses in our merchant banking equity investments. At Q3 our net mark was $52 million and as of the close of business today it was virtually unchanged. As always we will evaluate each security in the portfolio on an individual basis, and it is likely that we will determine that certain investments represent other than temporary impairments by accounting standards. That said, I want to reiterate that we like the businesses we own in the portfolio and are confident we will continue to achieve very acceptable returns on the portfolio as a whole.

The decision to reposition the MBS portfolio was influenced by, among other things, the continuation of short-term rate increases by the Federal Reserve Board and the associated flattening of the yield curve, both of which have created a negative spread in our MBS portfolio. Repositioning this portfolio will allow us to achieve higher returns on our capital than we would otherwise, and will have a significant positive effect on our earnings going forward. Specifically, this decision will result in 2006 earnings being approximately $100 million higher than they would be otherwise. We also believe that taking this charge now in the fourth quarter of 2005 will increase our capacity to pay dividends according to our policy.

While this is a significant write-down, it is the right thing to do for the business. Since 2001 through this year and including the write-down, our mortgage portfolio has produced very acceptable returns for the business-exceeding a 15% return on equity over that period. Historically however, we have focused on achieving the maximum returns available, regardless of the timing of those returns. Going forward, we plan to hedge our liabilities in this portfolio more extensively, generating more stable returns as we move forward.

This step we are taking today is the right action to put us on a much better footing for the future, and to put a tough 2005 behind us. Our investment banking and institutional brokerage businesses have been growing share and performing very well, but pressures in our mortgage-related businesses have been overshadowing that performance. I am optimistic that we will now be able to enter 2006 in a position to maximize earnings and our dividend paying capacity.

Let me now open the call to your questions.  Operator?

Operator: [Operator Instructions].

Your first question comes from Steven Eisman, FrontPoint.

STEVEN EISMAN:
Hi, thanks for taking my question. I have two questions. The first question is, why is this charge being called a non-cash charge, if you're going to be selling securities at an actual loss? Then I have a question afterwards please.

RICHARD HENDRIX:
The charge as it's taken will be noncash, because we will not have sold any securities before the end of this year. And to the extent that we do sell securities, it may become cash, obviously, based on what we invest in those mortgages, but we're not trying to telegraph that we're about to sell the entire portfolio. So it is non-cash in 2005, and to the extent that we sell assets in 2006, it will be cash against those original investment amounts.

STEVEN EISMAN:
Okay, and second question, I'd like a clarification if you could please on the merchant banking portfolio. I think Eric said that the negative mark is still roughly around 52 million dollars. But that mark does not include any marks on the private equity portfolio which until now have been held at cost. Is there a possibility here of write-downs on the private equity portfolio as well? Also, related, on the last call, I asked a question about this portfolio and about the potential for permanent impairment charges and in response to that question, Kurt said that the company did not see at this time any permanent impairment charges in any part of the portfolio. That call occurred on October 26th. It's two months later. Could you tell us what has happened since then to perhaps change your mind?

RICHARD HENDRIX:
Sure. This is Rick. As we talked about in that call, and as we always have, the determination for other than temporary impairment charges with regard to the merchant portfolio is different than it is with fixed income portfolio. So with the merchant portfolio, by definition, you can't hold these equities to maturity; there is no ultimate maturity. So the test is how far below your cost basis those securities are currently valued and for how long they have been valued meaningfully below your cost basis. Just through the passage of time, we're getting closer to the point where it would be appropriate if those securities continued to trade meaningfully below their cost basis, to look at an other than temporary impairment charge. And what we're telling people is, that in certain securities, as we make that evaluation, which will take place as part of our normal closing process that we now believe it's likely that certain of these securities will have other than temporary impairments associated with them. So...

STEVEN EISMAN:
Could you say that that is also true with respect to some of the private equity positions that are not public?

RICHARD HENDRIX:
That could also be true with respect to some of the private equity positions that are not public. And just to be clear, because, Steve, we talked about this on the third quarter call. At that time you were asking specifically about CMET and People's Choice, which are two securities we hold at cost currently. And we won't know until we get to the end of our reporting period whether or not those would be other than temporarily impaired, but they will certainly be securities that we would look at. To the extent that it's appropriate we'll write those down to whatever the current values are.

ERIC BILLINGS:
And clearly, Steven, it is our intent at this time to look at all securities as is very appropriate, and to put 2006 on a very, very positive footing. So we will be, you know, scrutinizing the portfolio very very carefully in these regards but I do want to stress that assuming that that were to occur, none of this would change, the fact in that any case, regardless of the amount to include all of it, would it not result in a book value meaningfully different than the $8 book value.

STEVEN EISMAN:
Okay. Thank you very much.

OPERATOR: Your next question comes from Richard Herr. [Keefe, Bruyette & Woods]

RICHARD HERR:
Hi. Good Afternoon.

RICHARD HENDRIX:
Hi.

RICHARD HERR:
Just a question on the extra $100 million that you expect to have now at 2006. Could you kind of give us an idea of how much you plan on selling in order to reposition the portfolio to generate that 100 million, how much MBS you plan on selling?

RICHARD HENDRIX:
Well, Richard, we're going to make determinations about how much we sell as we go through the first quarter and through '06. So we're not really in a position to tell you specifically, you know, what type of transactions may occur. What I will tell you is that simply by writing down the portfolio the yield that gets reported will be improved. Now, obviously, we would not have this write-down unless we had changed our intent with regard to holding a portion of this portfolio, so there will be sales and the reinvestment of those proceeds in addition to the higher yields on the existing portfolio, are going to be $100 million or more. But we're not in a position right now to be talking about how much specifically we may sell.

RICHARD HERR:
Okay. So just so I'm clear, the $100 million is not necessarily based on selling anything. It's just the improvement on the yield from marking these positions down.

RICHARD HENDRIX:
No you have a combination of both in there. And again, we clearly intend to sell, as we said in the press release. Whether that number turns out to be, 25% or 50% is not clear today. In any of those events, we're going to have the kind of improvement in earnings that we're talking about.

RICHARD HERR:
Okay, okay. So I'll guess we should kind of take that $100 million increase as kind of -- how should we be thinking about that then if we're not given any kind of guidance in terms of how to think about the capital reposition towards the sub-prime portfolio?

RICHARD HENDRIX:
We're not saying we're repositioning this capital in the sub-prime portfolio. That $100 million to the extent that there are any reinvestment assumptions in it are very modest, single-digit-type reinvestment decisions. Because in today's market the opportunities to redeploy to MBS are, you know, there, but they're limited, and you're not being paid a lot for the leverage. So just reinvesting into the un-leveraged mortgage securities would provide with you a little bit over a 5% yield, and it doesn't take much more than that to get to your $100 million number.

RICHARD HERR:
Okay. Okay, the press release mentions the negative spread in the MBS. Is there any way you can maybe quantify? Is it kind of where it was last quarter, the negative 35 BPS, or has it kind of trended lower since then?

RICHARD HENDRIX:
Well, it's trended lower. Our cost of funds today as we sit here is about 4.35%, now it won't average that for the quarter, because that includes the last rate hike, but we have got a 4.35 cost of funds, give or take right now, and our reported yield is going to be, something below 3.4%.

RICHARD HERR:
In the agency...

RICHARD HENDRIX:
In just the agency portfolio.

ERIC BILLINGS:
In the MBS portfolio. You are referring to a combination, but the MBS will be at that level.

RICHARD HERR:
Okay. Thank you very much.

ERIC BILLINGS:
Thank you, Richard.

OPERATOR:
Your next question comes from Riley Tiffany from Cambridge Place Investment.

RILEY TIFFANY:
Hi guys. I want to try to just ask a corollary question to what Rich was getting at, which is when you reduce the portfolio, assuming that you must have some kind of game plan to kind of reduce the portfolio, how do you think your financial leverage will come out, kind of vis-a-vis the reduction and vis-a-vis the reduction in book value that ensues?

ERIC BILLINGS:
Again, reduction in book value is less than 3%. So, first of all, that's very small versus third quarter. But we would anticipate probably the likely event as we look at the world today, and obviously this can change, is that our liquidity and our leverage, our leverage will go down during the course of this year, maybe meaningfully, and our liquidity will increase fairly substantially this year. We will react to investment opportunities as they occur. Our model that is generating the growth of earnings over 100 million, as Rick said, using very, very conservative reinvestment options. Should, and if the environment changes, then we can invest more effectively, then we would react. But as the environment exists today, we would anticipate that we would keep the redeployed capital that we have in a fairly un-leveraged circumstance.

RILEY TIFFANY:
Can I just ask, you also mentioned in the third quarter release that about 6.5 billion of the MBS portfolio will prepay or reprice in the next eighteen months. Could that be a decent benchmark for to us think about the amount that might be reduced, because you said that that would be substantially beneficial to the yield, and therefore the spread on the portfolio.

RICHARD HENDRIX:
That is the case, but that's not probably a number that you want to think about in terms of what we might sell. We have securities that are repraising at this -- and as we make determinations on what we may sell after the write-dant's going to be based on what our expectations are in terms of total returns for those individual securities. So it very well could be the case that you'd sell your longer dated assets that aren't going to be repricing, keep the shorter dated assets and get to a point where 100% of the portfolio is either going to be socialtiond prepay, or repraise, and I'm not saying that'sing what going to happen but that would be a reasonable way to lack at the portfolio.

RILEY TIFFANY:
And just one more question. You increased the duration on the portfolio, or the portfolio's duration increased to 1.29 at the end of the third quarter. Can you give us some idea about whether that duration will have increased in this quarter and, therefore, your sensitivity to the flat curve?

RICHARD HENDRIX:
I don't have a duration number on the portfolio right in front of me. I suspect, just based on the roll down, the fact than we haven't invested in any new ARM securities that would have extended maturities for the portfolio, we should have a lower duration at the end of the year, even prior to any sales than we did at September 30th.

RILEY TIFFANY:
Okay. Thanks a lot, guys.

RICHARD HENDRIX:
Thank you.

OPERATOR:
Your next question comes from Adam Weinrich, Basswood Partners.

ADAM WEINRICH:
Hi, thank you. Just a question on -- a strategic question on investing and securities funded with basically, REPOs at the overnight rate. If I think through the cycle why should we ever earn better on, something better on that business than the OAS at which you bought the securities? I mean I've been waiting for this change to come for a while. It seems almost inevitable when you take that kind of interest rate mismatch. Why would you ever earn something better than the OAS in this cycle, and why do it in the first place?

ERIC BILLINGS:
Well, I guess could you look at the history of the portfolio going back over the last five years since 2001 when we started investing the portfolio. And as we've indicated the return through that time frame including the write-down has been approximately 15%, and so the intent going forward would be to put on certain hedges, and some various different forms that can provide returns that are at minimum acceptable levels, even in more adverse circumstances, and although may cause certain periods of returns - for instance, when the yield curve is steeper, our returns were considerably higher, they would be less high because of the hedging that we would do, but would also mitigate these kinds of activities. And so, when you look at that time total return of the portfolio over the time, we believe that the returns are very acceptable given the character and the nature of the business and will continue to be. And they will reflect the yield curves, and in certain environments they will be better than other environments. We will react accordingly. But we do intend to hedge the portfolio much more significantly on a go forward base and cause the earnings stream to be less volatile than it has been historically.

ADAM WEINRICH:
Right. I mean, but I guess, aside from taking interest rate risk, which is, I guess, basically what you end up doing, but I think that economically, how does one earn more than the OAS of the mortgage backed from this sort of strategy? I mean Freddie Mac played that game for ten years and now they freely admit they wont earn more, they can't earn more than the OAS. I mean, is there something that you can do to earn more than just the option-adjusted spread in the mortgages, or is it sort of this GAAP, kind of, this difference between GAAP and how a fixed income portfolio manager might view that?

ERIC BILLINGS:
Well again, you're very academic and theoretical and very interesting. Having said that, we can tell you what's happened historically, and this is in cash and has been paid out in the form of the cash dividends. And so, to the degree you descrine, it is taking rate risks, certainly there's a portion of this which is, in point of fact, has a rate risk component to it, and which to a certain level of degree, is acceptable to us. Clearly we will hedge the portfolio, as I said more significantly, to provide certain minimum levels on every marginal dollar invested of equity capital. But these are dynamic portfolios, and as dynamic portfolios in any financial business, that provides an ability to invest capital. As new capital rolls off, you redeploy it in a new environment. And so, if you assume, for instance that today we would redeploy capital, we would deploy capital on a leveraged basis at a low ROE, maybe 8 or 9%, and so one, let's assume that the Fed stops raising rates. While, eventually the agency assets to the degree that we reprice up, then we'll have a higher opportunity, and at the dynamic portfolio, that will get us a blended ROE, and the inverse will occur and there will be movement around that. We think the history of the returns demonstrates that if you manage the portfolio that way, you can achieve returns that are acceptable and will continue to be. But there are a number of different components to this.

ADAM WEINRICH:
Okay. Thank you.

OPERATOR: Your next question comes from Eric Caudell, Harvey Capital.

ERIC CAUDELL:
A lot have been asked and answered, but can you just reiterate again so basically basically isn't going to affect the increased emphasis on the changeover to the percentage of assets in the first portion of the portfolio?

RICHARD HENDRIX:
No, and that we intend to keep virtually all, I mean we're always moving some capital around within the business at any point in time. But virtually all this in the MBS portfolio now. Your question was on assets and the asset mix may change things, and how much leverage we employ with the capital. But really, we have not changed the strategy. We continue to believe that there's an appropriate mix between the non-prime assests and the agency assets. And so the bulk of this capital will be reinvested there, and hence to the extent that its not invested there over time, and I say 'over time' simply because we're going to be patient in the redeployment here, it probably wouldn't -- go to the nonprime portfolio. It may go to other parts of our business as we continue to build out.

ERIC CAUDELL:
I guess from, if you are selling more of the conforming portfolio and continuing to go the sub-prime portion, so the percentage of sub-prime assets say middle of next year, its going to be higher than it otherwise would be if you haven't taken this action, is that...

RICHARD HENDRIX:
Well, I think we made pretty clear at the end of September that we had reached the asset levels from a target standpoint that we intended in the non-prime portfolio. So we are continuing to build that portfolio now. Just by definition, if we take assets down on the agency side, thats going to change the asset mix a little bit, but its not going to change the capital mix which is generally what we've discussed as kind of a 60:40 to 70:30 mix with more of the capital invested in the agency side of the business.

ERIC CAUDELL:
Got it. Okay, thanks very much.

RICHARD HENDRIX:
Thank you.

OPERATOR:
Your next question comes from Richard Herr, KBW.

RICHARD HERR:
Hi guys. Thanks for taking my follow-up. Just if you could touch on briefly was there any, do you expect to have any kind of gain on sale in Q4?

ERIC BILLINGS:
Gain on sales...

RICHARD HERR:
[indiscernible]...route to save Q3 levels?

ERIC BILLINGS:
Richard, we're really not talking about the Q4 results right now if you are referring to merchant activities and things like that. We really will do that in a conference call when we get into February.

RICHARD HERR:
Okay, fair enough and maybe just lastly you can discuss a little bit on the capital with the broker dealer and maybe how much the loan, what the loan looks like from the broker dealer to the REIT holding company? Thanks.

RICHARD HENDRIX:
Rich, I mean, we're moving capital around between the two entities fairly frequently. It's not -- I don't have in that front of moment again, we're not intending to discuss our overall results. Fourth quarter results, we're going to get into that in the middle of February. But in any event, it doesn't have any impact on this portfolio.

ERIC BILLINGS:
Yeah, when we maintain somewhere around $150 to $175 million of capital in the broker-deal, and that will up and down, just with different activities, depending on regulatory underwriting, that we require different levels of capital usually for day or two days or something like that and we'll move it back and forth.

RICHARD HERR:
Okay, and do you think that this, the loans from the broker-dealer to the REIT could be in excess of where it ended last year, around $85 million?

ERIC BILLINGS:
Kurt is saying right now, its zero.

RICHARD HERR:
IT'S 0. SO THE LOAN IS REPAID.

ERIC BILLINGS:
Yes, but it moves -- as I said it moves back and forth-- it's a cash management tool. Its really nothing more or less than that.

RICHARD HERR:
Okay, thank you.

ERIC BILLINGS:
Thank you.

OPERATOR: Your next question comes from Alvar Soosaar, Cohen Brothers.

ALVAR SOOSAAR:
Hey guys, that I was wondering whether since these securities were listed as being held to maturity, previous periods, whether this may cause you to restate some of those prior period earnings.

RICHARD HENDRIX:
Yeah, there's no statement in connection with this charge. There is simply deeming the change in value other than temporary impairment. We're going to continue to have the portfolio as an available-for-sale portfolio. There's no restatement of previous numbers and there is no change in our accounting going forward.

ALVAR SOOSAAR:
Okay thanks.

RICHARD HENDRIX:
Thank you.

OPERATOR:
Your next question comes from David Honold, Turner Investments.

DAVID HONOLD:
My question was asked, thanks.

ANSWER:
Thank you.

OPERATOR:
Your next question comes from Mark Patterson, NWQ Investment Management.

MARK PATTERSON:
On the RMBS portfolio I guess I'm trying to put all pieces together. If, when you sell some assets at the beginning of the year, or I guess you make that decision whenever you do, your idea would be that leverage would be lowered, even if you have to reinvest in some new assets you'd have lowered leverage ratio going forward the on the RMBS portfolio?

RICK HENDRIX:
In this environment, yes, Mark. As we said we're going to be patient with the redeployment of capital, the opportunities and what you're paid for the incremental leverage is not terribly attractsive today. I would expect we're going to have lower leverage, certainly for the next few quarters.

MARK PATTERSON:
Okay, and then with respect to the reit rules, i mean how, is there a certain level in terms of how large the portfolio is that you can go down to or is that not even part of the discussion?

RICHARD HENDRIX:
Well, it's always part of the discussion because we pay attention to it, but we've been in such substantial compliance, in the high 90s, in terms of our asset mix, against the 75% test. But even if we took the MBS assets to 0, we'd still have, very, very significant margins for compliance. So there's no practical issue with regard to the REIT rules.

MARK PATTERSON:
Okay. More on the portfolio. You mentioned that you increased the amount of hedging that you do going forward as well so if you have lower leverage on the portfolio and you also increase the hedging, is there a certain type of I guess optical ROE that you're looking at seeing for a new portfolio? I mean, it's obviously going to be lower.

ERIC BILLINGS:
Well Mark, on the margins so what we're really talking about then on the marginal new invested asset. I think what we would like to target is a minimum return of, say, 9% on an incremental asset that we would invest, and ideally it would be higher than that but that is where we would protect it so that it wouldn't be lower than that. But then because of the dynamic nature of the portfolio, new capital that would then be deployed subsequent days or weeks or months or quarters, at ideally higher level and the blended totality, would allow to us achieve returns that would be, on balance, higher than what we would protect to our lowest level. But I think what we intend to do with the hedging is give a certain minimum returns in the portfolio, albeit, we would expect certainly to achieve higher returns than that, certainly on average and with any of the equity deployed.

MARK PATTERSON:
Okay. I guess the assets that would you consider selling, are these assets that are, you know, getting close to their reset dates in general?

ERIC BILLINGS:
Again, Mark, we're really not very into what we would or would not sell. We're simply saying that we will look at this in the ensuing time frames and we'll make the appropriate judgments, but again, the easiest way to think about this is this 185 mark in the environment that we are in now, we're going to lose that money in any case.

MARK PATTERSON:
Right.

ERIC BILLINGS:
So, by just holding these assets through the timeframe, we would lose that capital. And by taking this action, we not only will not lose that capital, we will redeploy the capital so as to get that back and more. So we will achieve a considerably better net present value in the deployment of the capital this way. But how we'll do that precisely Mark will really just depend on numerous different factors as we go into the next weeks, and months and quarters and we'll make judgments accordingly. There are good opportunities in certain respects either way. You could make a case that selling some of these shorter dated assets are better than the longer. But there's great case in the inverse, and these are different things we balance as we make those judgments as we go.

MARK PATTERSON:
Okay, and in respect to the $100 million that you had brought up and a couple of questions have been asked about it, the $185 million, roughly you look at that and say if you had CPRs of, say, call it 30%, you might see $50, $60 million come through as an offset of yourt amortization of that negative OCI components. So that's like a meaningful piece of the 100 million.

RICHARD HENDRIX:
Well, just to be clear, Mark, what you're saying is...

MARK PATTERSON:
If you had the negative?

RICK HENDRIX:
Of the $100 million, a lot of that will be premium amortization.

MARK PATTERSON:
A lot of the $100 million would be the absence of the amortization of the negative mark in the OCI.

RICHARD HENDRIX:
That's true. No question about that.

MARK PATTERSON:
Okay.

RICHARD HENDRIX:
But I think, in addition to that, because with that really gets into what the GAAP earnings are; this is when Eric talks about the net present value benefit of this, thats a cash analysis.

MARK PATTERSON:
Yeah I understand that.

RICHARD HENDRIX:
And so te cash analysis is meaningfully positive as well.

MARK PATTERSON:
Yeah okay. One more question on the port -- the merchant portfolio. I believe it was Steve's questions, you know, as I understood it, I don't have the list in front of me, but it was about a quarter of the portfolio was private, as I recall. Is that roughly a decent number?

RICK HENDRIX:
That's probably high in terms of capital. Maybe accurate in terms of names.

MARK PATTERSON:
Okay. And the -- the People's Choice position I know is like a 10%, 10% plus position.

RICK HENDRIX:
People's Choice our basis on that investment is $32.9 million.

MARK PATTERSON.
Okay on 300. OKAY. GREAT. THANKS.

RICHARD HENDRIX:
Sure.

ERIC BILLINGS:
Thanks Mark.

OPERATOR:
Your next question comes from Jeff Hires, Third Point.

JEFF HIRES:
Good afternoon and thanks for taking my call. A question about the $100 million and earnings accretion. Does that incorporate the current forward curve and the resulting impact on your MBS portfolio and funding costs? Or was that a static measure based upon the asset mark-down, the yields today, and your current funding costs?

RICHARD HENDRIX:
Yes that's based on the forward curve.

JEFF HIRES:
Okay, thank you.

OPERATOR:
At this time there are no further questions.

ERIC BILLINGS:
Well, thank you all for joining us. We appreciate it, and we will look forward to speaking to you all in the future, and I look forward to a very good 2006. Thank you all again.

OPERATOR:
THIS CONCLUDES TODAY'S CONFERENCE CALL. YOU MAY NOW DISCONNECT.